Exhibit 99.4

Acquisition/Financial Results Call

April 27, 2006 – 6:00 AM PDT

The dial-in number for the call is (888) 285-1136 (Domestic) and (706) 643-7520 (International) the conference ID is 7824189. A replay of the call will be available at (800) 642-1687 (Domestic) and (706) 645-9291 (International) the conference ID is 7824189.

<GREG KLABEN>

Thanks operator.

As a reminder, today’s call is being recorded and will be available for replay on NetIQ’s investor relations homepage.

Joining me today to discuss the planned acquisition of NetIQ by AttachmateWRQ and NetIQ’s third quarter fiscal 2006 financial results are Chuck Boesenberg, NetIQ’s Chairman and CEO and Rick Van Hoesen, Senior Vice President of Finance and Administration and CFO of NetIQ.

Before we begin, let me remind you that this conference call contains forward-looking statements under the Private Securities Reform Act of 1995. There can be no assurances that future results will be achieved and actual results could differ materially from forecasts and estimates.

Among other matters, we may not able to complete the proposed transaction on the terms summarized in the press release, or other acceptable terms, or at all due to a number of factors including the failure to obtain approval of our stockholders or regulatory approvals or to satisfy other customary closing conditions. For a more comprehensive discussion of risks and uncertainties related to our business, please refer to the documents we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2005. All of the information discussed on this call is current as of today only and NetIQ undertakes no duty to update this information.

In a moment, I will turn the call over to Chuck. He will discuss the strategic rationale for the merger with AttachmateWRQ. Then, Rick will review the financial results for the third quarter.

We will not be holding a Q&A in today’s call. The primary mechanism for communicating the details of the transaction will be through the proxy statement, which we will be filing with the SEC in connection with the proposed merger in the coming days.

We urge you to read our proxy statement related to the merger, when it becomes available, together with any other relevant documents filed with the SEC because they will contain important information on the transaction. You will be able to obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by NetIQ are available free of charge by contacting me at greg.klaben@netiq.com.

It’s now my pleasure to introduce NetIQ’s chairman & CEO, Chuck Boesenberg.

<CHUCK BOESENBERG>

Thank you Greg.

Today NetIQ and AttachmateWRQ announced the signing of a definitive agreement in which NetIQ will be acquired by AttachmateWRQ. Under terms of the agreement, NetIQ shareholders will receive $12.20 in cash per share, for a transaction value of approximately $495 million. The sale price of $12.20 in cash per share represents a 14% premium from yesterday’s closing price or a 26% premium to NetIQ’s enterprise value, if you exclude our current cash balance. The transaction has been unanimously approved by both companies’ boards of directors and is anticipated to close sometime in late June or early July, after approval by NetIQ shareholders and regulatory authorities and satisfaction of other customary closing conditions.

Upon closing, NetIQ will no longer be a publicly traded company. The new company will be privately held by AttachmateWRQ’s investors, including Golden Gate Capital, Francisco Partners and Thoma Cressey Equity Partners. The Chairman and chief executive officer of the combined company will be Jeff Hawn of AttachmateWRQ. I will remain as NetIQ CEO until completion of the merger.

AttachmateWRQ is a leader in multi-host access, integration, security and desktop management. With the greater resources and scale resulting from the merger, the combined company, which will be called Attachmate-NetIQ, will offer customers a more robust product suite, an expanded services and support infrastructure, and an increased investment in research and development. The combined company will serve over 40,000 customers with 16 million users in over 60 countries, and have near-complete penetration of the Global 10,000.

Upon completion of the merger, NetIQ will operate as an AttachmateWRQ business unit. We will continue developing solutions that help our customers ensure operational integrity, manage service levels, reduce risk, ensure policy compliance, and manage operational change. The combined company will also be uniquely positioned to provide mission critical management software across mainframe and distributed IT environments

After extensive review of strategic alternatives, NetIQ’s board and management team determined the best way to maximize shareholder value and to better execute on NetIQ’s strategy is to merge with AttachmateWRQ. We believe that under private ownership we’ll have far greater flexibility to execute our strategy and to increase our leadership position in our core markets. As Greg mentioned in the intro, we will be filing our proxy statement shortly which will go into the background of this transaction in detail. You will see in the proxy statement that we ran a very thorough process to ensure we maximized shareholder value. Morgan Stanley advised NetIQ’s Board of Directors and provided a fairness opinion to the Board in connection with the transaction.

We think this is great news for our stockholders, customers, partners and employees and we’re very excited about this new chapter for NetIQ.

Now, I’ll turn the call over to Rick to discuss financial results for the quarter.

<RICK VAN HOESEN>

Thank you, Chuck.

Before I review the Q3 financials, let me provide a few details related to the transaction.

First, let me describe the process. We’ll draft and file a proxy statement with the SEC in the next couple of weeks. That proxy statement will contain the details of our negotiations that lead to our execution of the merger agreement, and as Chuck mentioned, you will see that we ran a thorough process to maximize shareholder value. Simultaneously we’ll work on the required HSR filing. Based upon our internal review, we do not believe there will be any significant delays related to regulatory approval. Our companies’ products are complementary and there is little overlap, so it would be very surprising to us for there to be any issues related to anti-trust. That said, the regulators will conduct their review and notify us in due course.

Following the proxy filing and regulatory approvals, we’ll have a stockholder’s meeting to vote on the transaction. In the ordinary course, we would expect the transaction to close sometime in late June or July.

The $12.20 price represents a 14% premium to yesterday’s closing price, and a 26% premium to our enterprise value if you exclude our March 31st cash balance.

The transaction will be financed with existing cash from NetIQ and AttachmateWRQ as well as through a debt financing package that has been arranged through Credit Suisse.

Attachmate’s existing equity sponsors, Golden Gate Capital, Francisco Partners and Thoma Cressey Equity Partners, will own the resulting combined entity.

The merger agreement provides for both a breakup fee and a reverse breakup fee.

On to the Q3 financial results. As you know, we sold WebTrends in the June quarter of 2005, so to the extent it is relevant, these numbers and analysis all exclude WebTrends as a discontinued operation. However, while we have also divested the Chariot and Marshal products, these were not discontinued operations and therefore our historical numbers include the results from these products. As we review the numbers, I will try to give you some insight into how our historical top line would look if we normalize for the divested products.

•	Revenue for the third quarter of fiscal 2006 was $46 million, which includes approximately $440 thousand from the Marshal products we divested in December. Our revenue for the same quarter of the prior year was $51.1 million, including $5.4 million from products we have since divested. The Q3 result was above our previously provided guidance of $41 to $45 million in revenue. Backing out revenue from the divested products, revenue was flat year to year.

•	License revenue was 21.5 million dollars, down from 24.7 million a year ago. License revenue, on an apples-to-apples basis, was up slightly year to year. License revenue from non-divested products was $21.2 million in the current quarter versus 20.7 million in the year ago quarter.

•	Maintenance revenues during the quarter were $20.6 million compared to $23.8 million in the same quarter last year. The decrease in maintenance revenue is largely related the sale of the Marshal products in Q2.

•	Professional services revenue was $4.0 million dollars, and constitutes a small but growing portion of our business. It increased in Q3 for the 8th consecutive quarter, and grew to more than 8% of revenue, from 5% a year ago.

GAAP net loss from continuing operations for the quarter was $3.9 million dollars, or 10 cents per basic and diluted share. As you may remember, our guidance was for a GAAP loss of between 22 and 32 cents per share. Our guidance did not account for the tax effect of the sale of our San Jose building in the second quarter and that is the primary reason for the difference.

In addition we incurred approximately $700 thousand dollars of restructuring charges in the quarter, and $4.9 million of stock-based compensation.

•	Non-GAAP net income for the second quarter was 162 thousand dollars, or breakeven per share, compared with a non-GAAP loss of $669 thousand dollars, or 1 cent per share, for the same period in the prior fiscal year.

Let me remind you that non-GAAP net income represents NetIQ’s net profit or loss from continuing operations adjusted to exclude a number of items. Those items include:

•	Amortization and impairment of purchased technology and other intangible assets

•	Employee stock-based compensation calculated under SFAS 123(R)

•	Impairment of goodwill

•	Restructuring charges

•	Impairments of and gains on long-term investments

•	Other one-time non-operating gains and losses

•	And related income tax effects.

As you know, the exclusion of such items is not in accordance with generally accepted accounting principles, and is not intended as a substitute for GAAP net income or loss or any other GAAP measure, and may not be consistent with similar measures used by other companies.

However, NetIQ’s management and board of directors believe the non-GAAP information is an additional meaningful measure of operating performance because it measures the principal operating results that can be directly influenced by management, and it provides more consistent comparability our financial results against historical results and the reported results of other software companies. Accordingly it is used by management and the board of directors to measure our performance against our operational objectives.

By line item, this is how our non-GAAP operating expenses break out.

Sales & Marketing expenses were $21.3 million, down by approximately $4.7 million or 18% year over year.

R&D expenses were $11.3 million dollars, down by 7% from the same quarter last year. The decrease resulted from our ongoing efforts to align our R&D expenditures with our more strategic KBSA products.

G&A expenses were $5.9 million, down by 20% year over year — due mainly to the reduction in employee related expenses.

Now, let’s turn to the balance sheet and related metrics.

Our beginning cash balance was $185 million and ending cash was $191.5 million – an increase of $6.5 million. The major components of the change in cash balance included:

•	$6.7 million in positive cash flow from operations

•	$1.2 million for sale of common stock, net of repurchases

•	Capital expenditures of approximately $400 thousand

Deferred revenues, at $46.5 million, were down slightly from last quarter’s $47.2 million.

Our DSOs were 48 days compared with 47 days in the same quarter last year.

And that’s it for the financials.

<CHUCK BOESENBERG>

Thanks, Rick.

I’d like to thank everyone for their participation in the call today and support of NetIQ. Goodbye.

Important Information For Investors And Shareholders

NetIQ will file a proxy statement with the SEC in connection with the proposed merger. NetIQ urges investors and stockholders to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and stockholders will be able to obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by NetIQ are available free of charge by contacting NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.

NetIQ and its directors and executive officers are deemed to be participants in the solicitation of proxies from stockholders in connection with the merger. Information regarding such persons and their interests in the merger is set forth in the proxy statement for NetIQ’s 2005 annual meeting of stockholders, which was filed with the SEC on October 18, 2005, and in NetIQ’s Annual Report on Form 10-K, which was filed with the SEC on September 13, 2005. In addition, information concerning all of NetIQ’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s website at www.sec.gov and from NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.